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                                                                     EXHIBIT 5.1



                               OPINION OF COUNSEL


We are of the opinion that all of the outstanding shares of common stock of Planet Polymer Technologies, Inc. to be registered by this Registration Statement are validly issued, fully paid and non-assessable.

When shares underlying warrants are issued pursuant to the terms of the warrants, we are of the opinion that the shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to this Registration Statement and the use of our name wherever it appears in this Registration Statement.

/s/ BLANCHARD, KRASNER & FRENCH

La Jolla, California
October 30, 2000